FOR IMMEDIATE RELEASE CONTACT: BRETT CHILES

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EQUUS TOTAL RETURN, INC. ANNOUNCES

FIRST QUARTER NET ASSET VALUE

HOUSTON, TX - May 15, 2007 - Equus Total Return, Inc. (NYSE: EQS) (the "Fund") reports net assets as of March 31, 2007, of $92.09 million, or $11.21 per share. Comparative data is summarized below:

3/31/07 12/31/06 3/31/06

Net assets $92,097,959 $93,235,863 $80,065,212

Shares Outstanding 8,216,899 8,164,249 8,106,365

Net assets per share $11.21 $11.42 $9.88

Significant events for the quarter were as follows:

  Approval of Stockholder Proposals. In March 2007, the Fund's stockholders approved a proposal authorizing the Fund to offer and sell, or to issue rights to acquire, shares of its common stock at a price below net asset value. In addition, stockholders approved an increase in the number of authorized shares of common stock from 25,000,000 to 50,000,000.

  Dividend. On March 30, 2007, in accordance with the Fund's managed distribution policy, the Fund paid a $.0125 per share dividend in the form of cash and stock.

  Entertainment. In January 2007, the Fund announced a development financing agreement with Kopelson Entertainment through Equus Media Development Company, LLC for the purchase of creative material to be used for media development projects including the production of motion pictures.

The Fund had approximately $43 million in cash at the end of the quarter.

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on Equus Total Return, Inc. may be obtained from the Equus website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.